UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2026

INNOVATE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 Madison Ave, 12th Fl
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 235-2691

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VATE	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement
Supplemental Indentures

On July 31, 2026, INNOVATE Corp. (the “Company”), certain subsidiary guarantors, and U.S. Bank Trust Company, National Association, as trustee and collateral trustee, entered into two supplemental indentures (the “Supplemental Indentures”): (i) a supplemental indenture to the Indenture, dated August 4, 2025, governing the Company’s 10.500% Senior Secured Notes due 2027 (the “10.500% 2027 Senior Secured Notes”) and (ii) a supplemental indenture to the Indenture, dated August 4, 2025, governing the Company’s 9.5% Convertible Senior Secured Notes due 2027 (the “2027 Convertible Notes” and, together with the 10.500% 2027 Senior Secured Notes, the “Notes”). Each Supplemental Indenture amended the respective related indenture to permit interest for the interest period from February 1, 2026 through July 31, 2026 on Notes held by consenting holders to be paid in kind by increasing the principal amount of the Notes or issuing additional Notes. Consenting holders also received a consent fee equal to 1.5% of the principal amount of the Notes for which they granted consent, paid in additional Notes of the applicable series. Notes held by non-consenting holders remain subject to the existing cash interest payment requirements. As a result, in respect of the August 1, 2026 interest payment on the Notes, (i) the total outstanding principal amount of 10.50% 2027 Senior Secured Notes will increase to $400.9 million and the Company will pay $3.1 million in cash interest rather than $19.9 million (which would otherwise have been due) and (ii) the total outstanding principal amount of 2027 Convertible Notes will increase to $58.9 million and the Company will pay $0.5 million in cash interest rather than $2.7 million (which would otherwise have been due).
Lancer Capital LLC, a related party, consented to the Supplemental Indenture in respect of the 2027 Convertible Notes that it holds, and accordingly received an aggregate of $0.1 million principal amount of the additional 2027 Convertible Notes issued as payment in kind of interest for the interest period from February 1, 2026 through July 31, 2026 together with the related consent fee.
The foregoing description of the Supplemental Indentures is a summary and is qualified in its entirety by reference to each of the Supplemental Indentures, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
Amended and Restated Promissory Note
On July 31, 2026, R2 Technologies, Inc. (“R2 Technologies”), in which the Company has a controlling interest, and Lancer Capital, LLC (“Lancer”) entered into an Amendment of Amended and Restated Senior Secured Promissory Note (the “Amendment”), relating to that certain Amended and Restated Senior Secured Promissory Note, dated August 4, 2025, between Lancer and R2 Technologies (the “Lancer Note”). The Amendment extended the maturity date of the Lancer Note from August 1, 2026 to December 31, 2026.
            The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Supplemental Indenture, dated as of July 31, 2026, by and among INNOVATE Corp., the Subsidiary Guarantors named therein, and U.S. Bank Trust Company, National Association, relating to the Company’s 10.500% Senior Secured Notes due 2027 (filed herewith)

10.2
Supplemental Indenture, dated as of July 31, 2026, by and among INNOVATE Corp., the Subsidiary Guarantors named therein, and U.S. Bank Trust Company, National Association, relating to the Company’s 9.5% Convertible Senior Secured Notes due 2027 (filed herewith)

10.3	Amendment of Amended and Restated Promissory Note, dated as of July 31, 2026, by and between R2 Technologies, Inc. and Lancer Capital, LLC (filed herewith)
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2026

INNOVATE Corp. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer